UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.    )

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SITEL CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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SITEL CORPORATION

7277 World Communications Drive
Omaha, NE 68122

March 30, 2005

Dear Stockholder:

It is our pleasure to invite you to your Company’s Annual Meeting of Stockholders in Omaha on May 12, 2005. In the following pages you will find information about the meeting and a Proxy Statement.

If you cannot be with us in person, please be sure to vote your shares by proxy. To vote by proxy, please mark, sign and date the enclosed proxy card and return it in the enclosed return envelope, or vote via the Internet or by telephone. Your prompt return of the proxy card or prompt vote via the Internet or by telephone will help the Company avoid additional solicitation costs. In person or by proxy, your vote is important.

Sincerely yours,

James F. Lynch
Chairman of the Board

SITEL CORPORATION
7277 World Communications Drive
Omaha, NE 68122

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To be held May 12, 2005

To the Stockholders of
SITEL Corporation

The annual meeting of stockholders of SITEL Corporation will be held on May 12, 2005, at 9:30 a.m., Central Daylight Savings Time, at the Omaha Marriott, 10220 Regency Circle, Omaha, Nebraska, for the following purposes:

1.                To elect two directors for a three-year term.

2.                To transact such other business as may properly come before the meeting or any adjournments thereof.

The Board of Directors of the Company has fixed the close of business on March 14, 2005 as the record date for determining the stockholders of the Company entitled to notice of and to vote at the meeting.

Teresa A. Beaufait
March 30, 2005	Corporate Secretary

PLEASE MARK, SIGN, AND DATE THE ACCOMPANYING PROXY AND RETURN IT PROMPTLY IN THE ENVELOPE ENCLOSED FOR YOUR USE, OR VOTE YOUR PROXY VIA THE INTERNET OR BY TELEPHONE. THE PROXY WILL NOT BE USED IF YOU ATTEND THE MEETING IN PERSON AND SO REQUEST.

SITEL CORPORATION
7277 World Communications Drive
Omaha, Nebraska 68122

PROXY STATEMENT

Annual Meeting of Stockholders to be held May 12, 2005

This Proxy Statement is furnished by SITEL Corporation, a Minnesota corporation (“SITEL” or the “Company”) to holders of shares of its Common Stock, par value $.001 per share (“Common Stock”). The Board of Directors of the Company is soliciting proxies. The proxies will be used at the Annual Meeting of Stockholders of the Company to be held on May 12, 2005 at the Omaha Marriott, 10220 Regency Circle, Omaha, Nebraska, commencing at 9:30 a.m., Central Daylight Savings Time, and at any adjournments or postponements of the meeting (the “meeting”). Holders of record of the Common Stock at the close of business on March 14, 2005 are entitled to vote at the meeting.

PROXIES

The Company will bear all costs of this solicitation. Stockholders’ proxies will be received and counted by or under the direction of the Company’s Secretary.

If the accompanying Proxy is properly signed and returned to the Company or if the Proxy is voted via the Internet or by telephone, and such Proxy is not revoked, the shares covered by the Proxy will be voted in accordance with the instructions in the Proxy (unless an irrevocable proxy is already on file with the Secretary of the Company for the same shares). Unless contrary instructions are given in the Proxy, the persons designated as proxies in the accompanying Proxy will vote for approval of the Resolutions set forth in this Proxy Statement at the meeting. The accompanying Proxy may be revoked by the person giving it at any time prior to its being voted; such revocation may be accomplished by a letter, or by a duly executed Proxy bearing a later date, filed with the Secretary of the Company prior to the meeting. If a stockholder who has given a Proxy is present at the meeting and wishes to vote in person, the stockholder may withdraw the Proxy at that time. Any irrevocable proxy on file with the Secretary of the Company which has been given by a stockholder whose stock is subject to a Voting Agreement in favor of James F. Lynch will control as to voting on matters covered by such irrevocable proxy and be used in place of any Proxy in the accompanying form which is returned for the same shares.

This Proxy Statement and the accompanying Proxy are first being sent to the holders of Common Stock on or about March 30, 2005.

VOTING AT THE MEETING

At the close of business on March 14, 2005, the Company had outstanding 74,433,829 shares of Common Stock. Each such share of Common Stock is entitled to one vote upon each matter to be voted upon at the meeting.

A majority of the votes entitled to be cast on matters to be considered at the meeting constitutes a quorum. Shares represented by proxies that are marked “abstain” as to a matter will be counted as shares present for purposes of determining the presence of a quorum. Proxies relating to “street name” shares that are voted by brokers on some matters will be counted as shares present for purposes of determining the presence of a quorum, but will not be considered as shares entitled to vote at the meeting on those matters as to which authority to vote is withheld by the broker (“broker non-votes”).

The two nominees receiving the highest vote totals will be elected as directors at the meeting. This means abstentions and broker non-votes will not affect the outcome of the election of directors. All other matters will be decided by the affirmative vote of a majority of the shares present in person or by proxy at the meeting and entitled to vote. On any such matter, an abstention will have the same effect as a negative vote. A broker non-vote will not be counted as an affirmative vote or a negative vote because shares held by brokers will not be considered entitled to vote on matters as to which the brokers withhold authority.

COMMON STOCK OWNED BY
CERTAIN BENEFICIAL OWNERS AND BY EXECUTIVE OFFICERS AND DIRECTORS

The following table sets forth certain information as of March 14, 2005 with respect to the beneficial ownership of the Common Stock (i) by each person or group who, to the knowledge of the Company, was the beneficial owner (as defined in Rule 13d-3 of the Securities Exchange Act of 1934, as amended) of more than 5% of the Common Stock, (ii) by each of the Company’s Named Executive Officers (identified within this Proxy Statement under the caption Annual Compensation) and directors, and (iii) by all executive officers and directors of the Company as a group. Unless otherwise noted, each person or group identified has sole voting and investment power with respect to the shares shown.

Name and Address of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership	Percent of Class
State of Wisconsin Investment Board(2)	11,486,400	15.43%
James F. Lynch(3)(4)(5)	8,251,178	11.06%
Heartland Advisors, Inc.(6)	7,440,300	10.00%
Rohit M. Desai(5)(7)	5,702,271	7.66%
Private Equity Investors IV, L.P.(7)	5,555,671	7.46%
Ida Eggens Kruithof(8)	5,186,948	6.97%
George J. Kubat(5)(9)	370,775	*
Bill L. Fairfield(5)	321,180	*
Kelvin C. Berens(5)(10)	245,087	*
Mathias J. DeVito(5)(11)	173,979	*
Dale W. Saville(5)	104,000	*
Jorge A. Celaya(5)	100,000	*
Nigel T. Gourlay(5)	43,621	*
David J. Hanger(5)	43,621	*
Robert Scott Moncrieff(5)	32,000	*
All executive officers and directors as a group (11 persons)	15,387,712	20.68%

*                    Less than 1%

(1)          The address of the State of Wisconsin Investment Board, an institutional holder, is P.O. Box 7842, Madison, Wisconsin 53707. The address of Ida Eggens Kruithof is Villa del Sole A No. 1, 8, Avenue Saint Roman, MC 98000 Monaco. The address of Heartland Advisors, Inc., an institutional holder, is 789 North Water Street, Milwaukee, Wisconsin 53202. The address of Private Equity Investors IV, L.P., an institutional holder, is 410 Park Avenue, Suite 830, New York, New York 10022.

(2)          Based on a Schedule 13G filing for the year ended December 31, 2004.

(3)          Includes 2,650,478 shares owned by other stockholders over which Mr. Lynch exercises voting control pursuant to a Voting Agreement. The Voting Agreement grants Mr. Lynch the right to vote all shares of Common Stock held by the stockholders signatory to the Voting Agreement in the manner directed by Mr. Lynch. Mr. Lynch acquires voting control over additional shares which are issued pursuant to the Company’s 1995 stock option plans until such shares are sold by the holders thereof into the public market.

(4)          Includes 310,962 shares held by two 501(c)(3) organizations established by Mr. Lynch. Mr. Lynch has shared voting and/or investment power with respect to these shares but disclaims beneficial ownership.

(5)          Includes the following shares which may be acquired under stock options which are exercisable currently or within 60 days: Mr. Lynch—152,000; Mr. Desai—52,000;  Mr. Kubat—151,000; Mr. Berens—151,000; Mr. DeVito—40,000; Mr. Fairfield—315,000; Mr. Saville—98,000; Mr. Celaya—100,000; Mr. Gourlay—30,000; Mr. Hanger—30,000; and Mr. Scott Moncrieff—32,000. Upon exercise, voting control over shares issued pursuant to the Company’s 1995 stock option plans will be held by Mr. Lynch pursuant to a Voting Agreement. This table does not include shares which may be acquired by Mr. Scott Moncrieff under options that are not exercisable currently and which would become exercisable within 60 days only if the average closing price of the Common Stock is $9.00 or more per share for a specified period during such 60 days.

(6)          Based on a Schedule 13G filed March 8, 2005.

(7)          Based on a Schedule 13D filed March 15, 2005. Private Equity Investors IV, L.P.’s shares are also included in the number of shares shown for Rohit M. Desai. Pursuant to Rule 13d-4 under the Exchange Act, Mr. Desai disclaims beneficial ownership of these shares owned by Private Equity Investors IV, L.P.

(8)          Based on a Schedule 13G filing for the year ended December 31, 2004. Includes 1,642,398 shares owned through Burmel Holding N.V.

(9)          Includes 20,000 shares owned by a partnership for members of Mr. Kubat’s immediate family. Mr. Kubat shares voting and/or investment power but disclaims beneficial ownership of these shares. Also includes 3,000 shares held by Mr. Kubat’s spouse. Mr. Kubat disclaims beneficial ownership of these shares.

(10)   Includes 100 shares owned by Mr. Berens’ spouse. Mr. Berens disclaims beneficial ownership of these shares. Also includes 93,987 shares held by the Kelvin C. Berens Trust dated September 23, 1991, a trust established for his immediate family members.

(11)   Includes 100,000 shares held by the DeVito Family Limited Partnership, a partnership established for Mr. DeVito’s family members.

PROPOSAL: BOARD OF DIRECTORS AND ELECTION

The Company’s Board of Directors is comprised of nine directorships divided into three classes whose terms expire in consecutive years. Each class of directors serves a three-year term. Classes I, II and III each have three directorships. Seven directors are currently serving on the Board. There are vacant directorships in Classes I and II. The Board expects to fill such vacancies at a later date.

The terms of Class I directors Rohit M. Desai and Nigel T. Gourlay expire at this meeting. The Board of Directors has nominated Messrs. Desai and Gourlay for re-election to the Board for terms expiring at the annual stockholders meeting in 2008.

The principal occupation of each director for the last five years, other positions each has held, the date each was first elected a director of the Company, the date each director’s term expires, and the age of each director are listed below.

Class I directors whose current terms expire at this meeting and are nominees for re-election:

ROHIT M. DESAI—Nominee—New York, New York USA

Mr. Desai has been a director since April 2000. Since 1984, Mr. Desai has been the Chairman and President of Desai Capital Management Incorporated, an institutionally funded equity investment firm that provides capital for management buyouts, acquisitions, and growth investments. Prior to forming Desai Capital Management Incorporated in 1984, Mr. Desai spent 20 years with Morgan Guaranty Trust, an affiliate of J.P. Morgan, where he managed an equity linked investment fund. Mr. Desai is also a director of Independence Community Bank, Finlay Enterprises, Inc., and Triton PCS Holdings, Inc. He is 66 years old.

NIGEL T. GOURLAY—Nominee—London, United Kingdom

Mr. Gourlay was appointed a director in June 2003. Since 2000, Mr. Gourlay has been a partner in Animos LLP, a business consultancy he founded which is based in London, U.K. and has clients principally in the automotive and marketing services industries. From 1980 to 2001, Mr. Gourlay served in various UK and international based positions with British American Tobacco plc, and its affiliated companies. Positions included serving as Head/Deputy Head of business development with responsibility for mergers and acquisitions for British American Tobacco plc from 1994-2001, Vice President for US Marketing and Sales Administration with Brown and Williamson, USA from 1992-1994, and various investor relations, finance, administration and internal audit positions with B.A.T. Industries and its overseas subsidiaries from 1980-1992. Mr. Gourlay is currently Chairman of NWD Group plc. He is 50 years old.

Class II directors whose current terms expire at the 2006 annual stockholders meeting:

KELVIN C. BERENS—Omaha, Nebraska USA

Mr. Berens has been a director since July 1995 and previously served as a director from shortly after the Company’s inception until April 1995. Since 1979, Mr. Berens has been the Managing Partner of Berens & Tate, P.C., a labor and employment law firm based in Omaha. Berens & Tate, P.C. provides legal services to the Company in the areas of labor and employment law. He is 53 years old.

GEORGE J. KUBAT—Omaha, Nebraska USA

Mr. Kubat has been a director since July 1995. Since 1992, Mr. Kubat has been the Chief Executive Officer and President of Phillips Manufacturing Co., a metal fabricating company based in Omaha. From 1969 to 1992, Mr. Kubat served in various positions with Coopers & Lybrand, most recently as Tax Partner In Charge of the Omaha, Nebraska office. He is 59 years old.

Class III directors whose current terms expire at the 2007 annual stockholders meeting:

MATHIAS J. DEVITO—Ruxton, Maryland USA

Mr. DeVito has been a director since June 2001. Since 1997, Mr. DeVito has been Chairman Emeritus of The Rouse Company, a real estate development firm, recently acquired by General Growth Properties. From 1984 to 1997, Mr. DeVito was Chairman of the Board of The Rouse Company, and he previously served as its Chief Executive Officer, among other positions. Prior to joining The Rouse Company in 1970, Mr. DeVito was a partner with the Piper & Marbury law firm from 1965-1970, Assistant Attorney General of the State of Maryland from 1963-1965, and an associate with Piper & Marbury from 1957-1963. Mr. DeVito is also a director of Triton PCS Holdings, Inc. He is 74 years old.

DAVID J. HANGER—London, United Kingdom

Mr. Hanger was appointed a director in June 2003. Mr. Hanger has over 30 years of experience in the publishing industry, including various advertising and sales management positions with The Economist Newspaper Group. Since 1996, Mr. Hanger has been Publisher of The Economist, retiring in March 2005. Mr. Hanger is also a Board Director of The Economist Newspaper Group and a non-executive Director of Creston plc, a marketing services group. Mr. Hanger previously served as World President (2000-2002) of the International Advertising Association. He is 60 years old.

JAMES F. LYNCH—Omaha, Nebraska USA

Mr. Lynch founded SITEL in 1985, has served as Chief Executive Officer since April 2001, and has served as Chairman and a director since the Company’s inception. Mr. Lynch previously served as Chief Executive Officer from SITEL’s inception to January 1997. He is 55 years old.

Mr. Desai was appointed to the Board of Directors upon the closing of Private Equity Investors IV, L.P.’s (“PEI IV”) purchase of 5,555,671 shares of outstanding Company Common Stock in 2000. PEI IV is an affiliate of Desai Capital Management Incorporated. The Company agreed to nominate an individual designated by PEI IV and approved by the Company and to solicit proxies for the election of such nominee to the Board so long as PEI IV beneficially owns, in the aggregate, at least 2,222,269 shares of the Company’s Common Stock.

Proxies received by the Board of Directors will be voted “FOR” the election of the above nominees unless stockholders direct that their vote be withheld from one or more of such nominees. If any nominee shall become unavailable for election to the Board of Directors for any reason not presently known or contemplated, the proxy holders will have discretionary authority to vote the proxies for a substitute. Proxies cannot be voted for a greater number of persons than the number of nominees named above.

DIRECTORS MEETINGS AND COMPENSATION

Board and Committee Meetings

The Board of Directors has a minimum of five regularly scheduled meetings during the year. The Board has established three standing board committees—the Audit Committee, the Compensation Committee, and the Nominating/Corporate Governance Committee—which also meet on a regularly scheduled basis.

Directors are expected to attend all scheduled board and committee meetings and the annual stockholders meeting. During 2004, the Board met thirteen times. Each director except Bill L. Fairfield attended at least 75% of the aggregate number of meetings of the Board and the committees on which he served, during the period the director served on the Board. From time to time, the Board may also act by unanimous written consent between regularly scheduled and special meetings. All directors attended last year’s annual stockholders meeting.

The Board holds executive sessions without management, as needed, during its regularly scheduled and special meetings. The Board also has scheduled at least one regular executive session during the year for the independent directors only, following the annual board meeting. The Board committee chairs will rotate presiding at such meetings (in the order of the Audit, Compensation, and Nominating/Corporate Governance committee chairs). If the committee chair who is scheduled to preside at a session is unable to, the chairman of the Nominating/Corporate Governance Committee will substitute as the presiding director for that session, and the original rotation schedule will continue for subsequent executive sessions.

The NYSE listing standards contain certain tests under which a director would be disqualified from being considered independent if the director had certain affiliations or relationships. In addition, the Board must affirmatively determine that a director does not have any direct or indirect material relationship with the Company before the director may be considered independent under the NYSE listing standards.

The Board has established certain guidelines to assist it in determining director independence in accordance with the NYSE listing standards. Under the Board’s guidelines, a director will not be independent if, within the preceding five years: the director was employed by the Company; an immediate family member of the director was employed by the Company as an executive officer; the director was employed by or affiliated with the Company’s independent auditor or internal audit firm; an immediate family member of the director was employed by or affiliated with the Company’s independent auditor or internal audit firm as a partner, principal or manager; or a Company executive officer was on the board of directors of a company which employed the director, or which employed an immediate family member of the director, as an executive officer. Under the Board’s guidelines, the following commercial or charitable relationships will not be considered to be material relationships that would impair a director’s independence: if a director is an executive officer or employee of another company that does business with the Company and the annual sales to, or purchases from, the Company are less than 1% of the annual revenues of the company he or she serves as an executive officer or employee; if a director is an executive officer of another company which is indebted to the Company, or to which the Company is indebted, and the total amount of either company’s indebtedness to the other is less than 1% of the total consolidated assets of the company he or she serves as an executive officer; and if a director serves as an executive officer, director or trustee of a charitable organization, and the Company’s discretionary charitable contributions to the organization are less than 1% of that organization’s total annual charitable receipts.  The Board has reviewed each of the director’s relationships with the Company in conjunction with the foregoing standards and has affirmatively determined that all of the directors, other than James F. Lynch and Kelvin C. Berens, are independent under the Board’s independence guidelines and are independent directors under the NYSE corporate governance rules.

Stockholders and others may communicate with the Board as follows:

Call the SITEL Board:
800-397-9610 or 402-963-6928
Email the SITEL Board:
Board.Directors@sitel.com
Write to the SITEL Board:
SITEL Board of Directors
SITEL Corporation
7277 World Communications Drive
Omaha, NE 68122 USA

All correspondence will be reviewed and processed by the Company’s director of investor relations under the direction of the non-employee directors. The status of outstanding concerns addressed to the non-employee directors will be reported to the directors on a quarterly basis. The non-employee directors may direct special treatment, including the retention of outside advisors or counsel, for any complaint or concern addressed to them.

The Audit Committee assists the Board in its oversight of (1) the integrity of the Company’s financial statements, (2) the Company’s compliance with legal and regulatory requirements, (3) the independence, qualifications and performance of the Company’s independent auditors, and (4) the performance of the Company’s internal audit function. The Audit Committee selects the independent auditors. The committee met ten times during 2004. The Audit Committee members are George J. Kubat (Chairman), Rohit M.

Desai, Mathias J. DeVito, Nigel T. Gourlay and David J. Hanger.  All members of the committee are independent, as defined in the NYSE listing standards. The Board of Directors has approved a written charter for the Audit Committee.

The Compensation Committee carries out the Board’s responsibilities concerning executive compensation. The committee reviews the Company’s executive compensation policies and practices, determines executive officers’ salaries and bonuses, and administers the Company’s stock option plans (except for the Amended and Restated SITEL Corporation 1995 Non-Employee Directors Stock Option Plan which is administered by employee directors).  The committee met four times during 2004. From time to time, the committee may also act by unanimous written consent between regularly scheduled meetings. The Compensation Committee members are Rohit M. Desai (Chairman), Mathias J. DeVito, and Nigel T. Gourlay. All members of the committee are independent, as defined in the NYSE listing standards. The Board of Directors has approved a written charter for the Compensation Committee.

The Nominating/Corporate Governance Committee assists the Board in identifying qualified individuals to become board members, in determining the composition of the board of directors and its committees, in monitoring a process to assess board effectiveness, and in developing and implementing the company’s corporate governance guidelines. The committee met once during 2004, and members held informal discussions at other times. The Nominating/Corporate Governance Committee members are Mathias J. DeVito (Chairman), Rohit M. Desai, and David J. Hanger. All members of the Nominating/Corporate Governance Committee are independent, as defined in the NYSE listing standards. The Board of Directors has approved a written charter for the Nominating/Corporate Governance Committee.

The charters of the three board committees, the Company’s Corporate Governance Guidelines, the Company’s Code of Business Conduct, and the Company’s Code of Ethics are available online in the Investors section of the Company’s website at www.sitel.com. Go to www.sitel.com on the Internet, click on Investors and then click on Governance. The Company will also provide a copy to any stockholder upon request.

Director Compensation

Non-employee directors are compensated for their service on the Board. Non-employee directors receive an annual retainer of $30,000. During 2004, the chair of the Audit Committee received an annual retainer of $20,000, and the chairs of the each of the Compensation Committee and the Nominating/Corporate Governance Committee received annual retainers of $10,000. Effective January 1, 2005, the Board increased the annual retainer for the Audit Committee chair to $30,000. The annual retainers are payable quarterly beginning at the time of the annual stockholders meeting. Non-employee directors also receive $1,500 per regular or special meeting of the Board or committee attended. They are granted options to purchase 20,000 shares of Common Stock upon initial election to the Board, pursuant to the SITEL Corporation 1999 Stock Incentive Plan. They are granted additional options to purchase 10,000 shares of Common Stock annually at the time of the annual stockholders meeting.  At least 50% (and up to 100% as elected by the director) of a non-employee director’s annual retainer compensation is paid in Common Stock pursuant to the Incentive Plan. This Common Stock is restricted against transfer for six months after issuance. A non-employee director may elect to defer all or part of his compensation pursuant to the 2001 Nonemployee Director Compensation Plan. The deferred compensation is credited to the director’s deferred compensation account in phantom stock units of Common Stock. The value of a director’s deferred compensation account is payable in Common Stock (i) in a lump sum or as designated in the directors deferral election following the termination of the director’s service on the Board for amounts deferred under such plan prior to January 1, 2005, or (ii) in a lump sum or as designated in the directors deferral election six months following the termination of the director’s service on the Board for amounts deferred under such plan on or after January 1, 2005.

The Incentive Plan permits discretionary grants of additional options to the non-employee directors. No discretionary grants occurred in 2004.

Compensation Committee Interlocks and Insider Participation; Certain Transactions

The Compensation Committee members are Rohit M. Desai (Chairman), Mathias J. DeVito, and Nigel T. Gourlay, all independent, non-employee directors.

Kelvin C. Berens is the Managing Partner and owner of more than 10% of the voting stock in the Berens & Tate, P.C. law firm. The Company engaged Berens & Tate to provide legal services in the areas of labor and employment law during 2004 and expects to continue to engage the firm for such services. The Company paid Berens & Tate $591,956 in fees during 2004.

Annual Compensation

Summary Compensation Table.   The following table sets forth information regarding annual and long-term compensation for the chief executive officer and the other four most highly compensated executive officers of the Company in office as of December 31, 2004 (collectively, the “Named Executive Officers”).

	Annual Compensation				Long-Term Compensation Awards
Name and Principal Position	Year	Salary	Bonus(1)	Other Annual Compensation(2)	Stock Options (Number of Shares)(3)	All Other Compensation(4)
James F. Lynch	2004	$546,923	—	—	—	$70,909
Chairman and	2003	$500,000	—	—	—	$70,909
Chief Executive Officer	2002	$500,000	—	—	400,000	$70,909
Jorge A. Celaya(5)	2004	$290,001	—	—	—	—
Executive Vice President	2003	$44,616	$100,000	—	300,000	—
and Chief Financial Officer
Bill L. Fairfield(5)	2004	$400,000	—	—	—	—
Executive Vice President	2003	$400,000	—	—	—	—
	2002	$310,769	—	—	200,000	—
Robert Scott Moncrieff	2004	$239,980	—	$31,360	45,000	—
Executive Vice President	2003	$183,735	$144,373	$58,373	—	—
	2002	$183,735	$40,878	—	—	—
Dale W. Saville	2004	$239,385	—	—	—	—
Executive Vice President	2003	$230,000	—	—	—	—
	2002	$230,000	$40,000	—	100,000	—

(1)          Represents bonus payments paid after year-end to the Named Executive Officer for such year. For Mr. Celaya, represents a $100,000 payment from the Company in January 2004, in recognition of his loss of anticipated bonus income and certain other benefits with his previous employer when he joined the Company.

(2)          In 2004 represents a $10,000 allowance for travel expenses and the balance represents pension contributions on Mr. Scott Moncrieff’s behalf and in 2003 a $40,000 allowance for travel expenses and the balance represents pension contributions on his behalf.

(3)          All of the options granted were for shares of Common Stock pursuant to the SITEL Corporation 1999 Stock Incentive Plan (the “Incentive Plan”).

(4)          For Mr. Lynch, in 2004, 2003 and 2002 represents $70,909 in premiums paid under split-dollar life insurance policy, which have represented interest-free loans under the long-standing arrangement.

(5)          Messrs. Celaya and Fairfield joined the Company in October 2003 and March 2002, respectively. Mr. Fairfield retired from the Company effective December 31, 2004.

Arrangements with Executive Officers

Jorge A. Celaya.   Mr. Celaya was granted options to purchase 300,000 shares of the Company’s common stock when he joined the Company. The options have an exercise price of $1.65 per share, become exercisable in three annual installments on each of October 27, 2004, 2005, and 2006, and have a ten year term. The terms of the 300,000 options granted to Mr. Celaya include provisions for acceleration of the vesting of such options in the event of a change of control of the Company (as defined in the Incentive Plan) or in the event Mr. Celaya’s employment is terminated without cause (as defined in the option agreement) prior to the two-year anniversary of his start date (October 27, 2005). In the former case, the options would be accelerated and remain exercisable in accordance with Section 13(b) of the option plan. In the latter case, the options would be accelerated and remain exercisable for the balance of such two-year period. Furthermore, if Mr. Celaya’s employment is terminated without cause (as defined in the option agreement) or for reasons related to change in control prior to October 27, 2005, then the Company has agreed to pay Mr. Celaya severance in a lump sum equal to his base salary for the number of months remaining prior to such two-year anniversary (or six months base salary if termination occurs within the last six months of such two year period). If Mr. Celaya is terminated without cause after October 27, 2005, the Company has agreed to pay severance in a lump sum equal to six months base salary.

Bill L. Fairfield.   Mr. Fairfield retired from his positions as Executive Vice President and Director effective December 31, 2004. Pursuant to a separation agreement, the Company agreed to continue to pay Mr. Fairfield amounts equivalent to biweekly payments of his $400,000 base salary during the 12 months ending December 31, 2005 (to be reduced by any amounts received by Mr. Fairfield during the same period if he accepts new full-time senior-executive level employment or consulting) and during the same period to continue to pay under COBRA the same portion of the premium costs associated with continued medical and dental insurance coverage of Mr. Fairfield and his family as when Mr. Fairfield was an employee. Mr. Fairfield agreed to provide without charge up to 10 hours of consulting per month at the request of the Company’s CEO through December 31, 2005. Mr. Fairfield will retain his vested director options for 115,000 shares of Common Stock with exercise prices ranging from $2.51 to $19.50 received during 1995-2001 for his service as a nonemployee director, in accordance with and subject to the terms and conditions of those options as existed prior to the separation agreement. The Company permitted Mr. Fairfield to continue to hold and exercise until December 31, 2005 the employee options for 200,000 shares of the Common Stock with an exercise price of $2.765 received in 2002 when Mr. Fairfield joined the Company as an executive officer, and accelerated the vesting of the portion of these options that had not yet vested. Under the agreement, the Company can cease the foregoing compensation payments and terminate the employee options if Mr. Fairfield engages in certain competitive activities during 2005.

Robert Scott Moncrieff.   Mr. Scott Moncrieff’s employment agreement was entered into when he joined the Company in April 1998. The agreement continues in effect until terminated by either party on six months notice. Under the currently effective terms of the agreement Mr. Scott Moncrieff is paid an annual base salary of 126,000£ and is entitled to participate in the Company’s annual bonus plan for executive officers on the terms established by the Compensation Committee. The Company may terminate the employment agreement on shorter notice upon payment of six months salary, six months pension contribution, and 50% of the bonuses paid Mr. Scott Moncrieff in the last 12 months. The agreement has covenants restricting Mr. Scott Moncrieff from soliciting the Company’s clients for any services provided by the Company for twelve months following termination and from working for or providing consulting services to the Company’s competitors for six months following termination.

Benefit Plans

Stock Option Plan for Replacement of Existing Options (“Replacement Plan”) and Stock Option Plan (“EEB Replacement Plan”).   Under the Replacement Plan, options for 4,541,780 shares were granted in 1995, with an option price of $.0025 per share, as replacements for 3,110,000 options outstanding at February 28, 1995. Under the EEB Replacement Plan, options for 7,381,720 shares were granted in 1995, with an option price of $.0025 per share, as replacements for 12,655,000 units outstanding at February 28, 1995 under the Company’s employee equity benefit plan (“EEB Plan”). With respect to both of these plans, the options were exercisable in five equal annual installments from January 1996 to May 2000 (or May 2001 in certain cases) and were vested as of the date of the grant. The Company recorded these options at the estimated fair value at date of grant ($2.91), with a corresponding charge to special compensation expense totaling $34.6 million. No further options may be granted under these two plans.

1995 Employee Stock Option Plan (“Employee Plan”).   The Employee Plan provided for the granting of various types of incentive awards (including incentive stock options, nonqualified options, stock appreciation rights, restricted shares, and performance shares or units) for the issuance of up to an aggregate of 9,800,000 shares of Common Stock to employees and independent consultants of the Company and its subsidiaries. Vesting terms varied with each grant, and option terms could not exceed ten years. Option prices, set by the Compensation Committee of the Board of Directors, could not be less than the fair market value at date of grant for incentive stock options or less than par value for nonqualified stock options. The Employee Plan was replaced by the 1999 Stock Incentive Plan. No further options may be granted under the Employee Plan.

1995 Non-Employee Directors Stock Option Plan (“Directors Plan”).   The Directors Plan provided for automatic, formula grants of nonqualified options to each non-employee director of the Company. Each non-employee director was granted options to purchase 18,000 shares of Common Stock upon election or re-election to a three-year term on the Board of Directors. Options vested and became exercisable in three equal annual installments commencing one year after grant. The Board of Directors had the authority to grant additional options in their discretion. Vesting and exercise terms could vary with each discretionary grant. The option prices under all grants, whether formula or discretionary, could not be less than the fair market value of the Common Stock on the date of grant. The Directors Plan was replaced by the 1999 Stock Incentive Plan. No further options may be granted under the Directors Plan.

Executive Wealth Accumulation Plan (“Wealth Accumulation Plan”).   The Wealth Accumulation Plan permitted executive employees selected by the Compensation Committee to elect voluntary salary reductions of up to 25% of base salary and 100% of incentive compensation. The Company could voluntarily match a portion of the compensation deferred by participants. Amounts deferred by participants were fully vested immediately and amounts contributed by the Company were subject to a vesting schedule beginning after five years of service with the Company until the earlier of 15 years of service with the Company or death, disability or retirement after age 65 (subject to accelerated vesting in the event of a change of control of the Company). Participants’ accounts earned interest at a rate equal to the average of the composite yield on Moody’s Seasoned Corporate Bond Yield Index as published by Moody’s Investor’s Services. Participants could also receive early distribution of their entire vested account in one lump sum payment after having participated in the plan for five years. The Company’s obligations under the Wealth Accumulation Plan were unfunded and unsecured. In order to address certain requirements under new U.S. legislation concerning deferred compensation arrangements and due to current limited participation, the Wealth Accumulation Plan was frozen and no further contributions to the plan were permitted after December 31, 2004. The Company terminated the Wealth Accumulation Plan effective January 1, 2005. Participants’ deferred compensation account balances have been paid out.

1999 Stock Incentive Plan (“Incentive Plan”).   The Incentive Plan provides for the granting of various types of incentive awards (including incentive stock options, nonqualified options, stock appreciation rights, performance units, restricted shares, stock bonuses, and other stock-based awards) for the issuance of up to an aggregate of 10,500,000 shares of Common Stock to employees and independent consultants of the Company and its subsidiaries and non-employee directors of the Company. Option terms may not exceed ten years. Option prices, set by the Compensation Committee of the Board of Directors in the case of employees and independent consultants, and the Board of Directors in the case of non-employee directors, may not be less than the fair market value at the date of grant for incentive stock options or less than par value for nonqualified stock options. At December 31, 2004, there were approximately 5.9 million shares available for issuance pursuant to future grants under the Incentive Plan.

The Company’s option plans are administered by the Compensation Committee of the Board of Directors, except the Directors Plan, which is administered by the Board members who were not eligible to participate in that plan. The Company’s option plans, other than the Incentive Plan, require optionees to enter into a ten-year Voting Agreement in favor of James F. Lynch and to comply with a right of first refusal granted to the Company. Under the Voting Agreement, each optionee agrees to vote all of the shares acquired upon exercise of options as directed by Mr. Lynch. Mr. Lynch is required to release shares covered by the Voting Agreement under certain circumstances. The right of first refusal requires optionees, before selling any shares underlying options, to provide the Company with written notice of the sale and the right to elect to purchase such shares, and it terminates as to shares sold into the public market.

Option Grants and Holdings

2004 Option Grants.   The following table summarizes the options which were granted during the year ended December 31, 2004 to the Named Executive Officers. No stock appreciation rights were granted during 2004.

OPTION GRANTS IN 2004

	Individual Grants				Potential
		% of Total			Realizable Value at
	Number of	Options			Assumed Annual
	Shares	Granted to			Rates of Stock Price
	Underlying	Employees			Appreciation
	Options	in Fiscal	Exercise Price		For Option Term(2)
Name	Granted	Year	($/Share)	Expiration Date	5% ($)	10% ($)
Robert Scott Moncrieff(1)	45,000	13.52%	2.360	01/02/2014	66,789	169,255

(1)          These options were granted under the Incentive Plan. These options become exercisable in five annual installments on each of January 2, 2005, 2006, 2007, 2008, and 2009. These options are subject to earlier exercise or termination and the other terms and provisions of the applicable option agreement and the Incentive Plan.

(2)          Potential realizable value is based on the assumption that the Common Stock price (using the average of the high and low sales prices of the Common Stock on the New York Stock Exchange as of the date of grant, which is the basis for the exercise price shown) appreciates at the annual rate shown (compounded annually) from the date of grant until the end of the option term. These numbers are calculated based on the requirements promulgated by the Securities and Exchange Commission. The actual value, if any, that a Named Executive Officer may realize will depend on the excess of the stock price over the exercise price on the date that the option is exercised (if the executive were to sell the shares on the date of exercise), so there is no assurance that the value, if any, realized will be at or near the potential realizable value as calculated in this table.

2004 Option Exercises and Holdings.   The following table summarizes information for the Named Executive Officers regarding aggregate option exercises in the year ended December 31, 2004 and the year-end value of unexercised options to purchase the Company’s Common Stock. No stock appreciation rights were exercised during 2004 or were outstanding at December 31, 2004.

AGGREGATED OPTION EXERCISES IN 2004 AND
YEAR-END OPTION VALUES

Name	Shares Acquired on Exercise (#)	Value Realized	Number of Shares Underlying Unexercised Options at 12-31-04(1) Exercisable/Unexercisable	Value of Unexercised In-the-Money Options at 12-31-04(2) Exercisable/Unexercisable
James F. Lynch	—	—	108,000/392,000	$0/$0
Jorge A. Celaya	—	—	100,000/200,000	$81,000/$162,000
Bill L. Fairfield(3)	—	—	315,000/0	$0/$0
Dale W. Saville	—	—	92,000/108,000	$0/$0
Robert Scott Moncrieff	—	—	19,000/81,000	$0/$4,500

(1)          All of the options relate to shares of Common Stock. All of the options were granted under the Incentive Plan, except for options held by Robert Scott Moncrieff for 35,000 shares, which were issued under the Employee Plan. These options for 35,000 shares held by Mr. Scott Moncrieff become exercisable on May 12, 2006. These options have a price threshold for early exercisability, which is above the exercise price. The price threshold is an average closing price for the Common Stock of at least $9.00 over thirty consecutive trading days. Mr. Scott Moncrieff may begin exercising these options and potentially realize a portion of the value relating to these options prior to May 12, 2006 if the price threshold is attained. The option for these 35,000 shares may be exercised after May 12, 2006, and prior to their expiration on November 11, 2006, regardless of whether the price threshold has been met.

(2)          These values have been calculated by subtracting the per share option exercise price from the fair market value of the underlying Common Stock. For purposes of this table, such fair market value is deemed to be the closing price of the Common Stock on the New York Stock Exchange as of December 31, 2004, which was $2.46.

(3)          Mr. Fairfield retired from the Company effective December 31, 2004.

Performance Graph

The following line graph compares the yearly percentage changes in the cumulative stockholder return on the Common Stock for the past five years commencing December 31, 1999 with the cumulative total return of a “Competitive Index” (computed by the Company) and with the Standard and Poors 500 Index through the year ended December 31, 2004. The comparison assumes $100 was invested on December 31, 1999 in the Common Stock and in each of the foregoing indices and assumes reinvestment of dividends, if any.

The four largest U.S. based direct competitors, in terms of historical market capitalization, were used to create the “Competitors Index”, using their period end stock prices and respective market capitalization values to appropriately weight their stock prices. The companies included in the “Competitors Index” are APAC Customer Services, Inc., West Corporation, Sykes Enterprises, Incorporated, and Teletech Holdings, Inc.

Section 16(a) Beneficial Ownership Reporting Compliance

The Company’s officers and directors, and persons who own more than 10% of the Company’s Common Stock, are required to file reports of ownership and changes in ownership of the Company’s Common Stock with the Securities and Exchange Commission. Copies of such reports must also be furnished to the Company. Based solely upon a review of the copies of reports furnished to the Company and written representations that no other reports were required, the Company believes that during fiscal 2004 its officers and directors and greater than 10% beneficial owners complied with such filing requirements, except as follows: Robert Scott Moncrieff filed one report as to one transaction after the due date and Rohit M. Desai filed two reports as to two transactions after the due dates.

COMPENSATION COMMITTEE REPORT
ON EXECUTIVE COMPENSATION

The Compensation Committee of the Board of Directors is responsible for administering SITEL’s executive compensation programs. The Compensation Committee is composed of three independent directors. The Compensation Committee regularly reviews the executive compensation policies and practices of the Company and establishes the salaries and bonuses of the executive officers. The Compensation Committee administers the stock option plans in which executive officers participate.

Compensation Policies

The Company’s compensation policies are designed to attract and retain highly able and motivated individuals at all levels of the Company. In addition, the compensation policies are designed to be cost effective and to treat all employees fairly. The Company’s overall approach to compensation emphasizes the following: competitive salaries, significant bonuses tied to Company, business unit and individual performance, and an opportunity to build exceptional long-term value through equity participation.

In establishing total compensation amounts, the Compensation Committee considers historical and projected Company performance. The Compensation Committee also considers the range of compensation paid by other public companies in the outsource contact center industry (including those companies comprising the “Competitors Index” used in the Performance Graph section of this Proxy Statement) and other relevant industries. This information forms the basis for the Compensation Committee’s assessment of the Company’s overall performance and prospects, which underpins the Compensation Committee’s establishment of total compensation ranges. The Compensation Committee also occasionally engages compensation consultants to review and make recommendations to the Compensation Committee on executive compensation programs. The Compensation Committee makes a subjective determination based upon a collective consideration of the foregoing factors and information.

The Compensation Committee’s policy is to structure compensation awards for executive officers that will be deductible without limitation under Section 162(m) of the Internal Revenue Code of 1986, as amended, where doing so will further the purposes of the Company’s executive compensation programs. The Compensation Committee also considers it important to retain flexibility to design compensation programs that recognize a full range of performance criteria important to the Company’s success, even where compensation payable under such programs may not be fully deductible.

Factors and Criteria of Executive Compensation

Executive compensation consists primarily of (1) annual compensation and (2) long-term incentives.

Annual Compensation

Annual compensation consists of base salary and bonus. The Company seeks to have competitive base salaries. Any increases in an individual’s base salary are determined primarily by individual performance and added responsibilities. Assessment of an individual’s performance includes consideration of a person’s impact on the Company’s financial performance as well as their judgment, creativity, effectiveness in developing subordinates, and contributions to the improvement in the quality of the Company’s services and operations.

The 2004 bonus plan for executive officers provided for bonuses equal to up to 150% of base salary for Mr. Lynch and up to 100% of base salary for the other executive officers based on achievement of predetermined earnings per share (EPS) targets. Bonuses under the plan were calculated and payable annually after the end of the fiscal year. The 2004 bonus plan criteria were not met and therefore no bonuses were paid to the executive officers under the 2004 bonus plan.

The 2004 bonus plan for business unit executives and chief operating officers provided a bonus potential expressed as a percentage of the executive’s base salary and based on achievement of objectives generally tied to Company and business unit performance. Bonuses under the plan were calculated and payable annually after the end of the fiscal year. Since the Company’s performance objective (EPS) was not met, no bonuses were earned under these plans. The Company, however, paid certain discretionary bonuses to certain chief operating officers and business unit executives who had achieved certain business unit performance objectives.

Long-Term Incentives

Stock options are a form of long-term incentive used for executive officers and other employees. This incentive emphasizes the long-term focus necessary for the Company’s continued success. Stock options also promote success by aligning employee financial interests with long-term stockholder value. Stock options have traditionally been granted broadly and deeply within the Company. During 2004 options for 332,924 shares were granted to 36 employees worldwide.

The option program in effect during 2003 was discontinued for 2004. However, option awards continued to be granted on a discretionary basis to employees hired or promoted to the five highest levels of job responsibilities and to the top-performing employees at these levels.

Chief Executive Officer Compensation

Mr. Lynch’s 2004 compensation consisted principally of his base salary of $600,000. Mr. Lynch’s bonus potential for 2004 was tied to the Company’s achievement of predetermined EPS targets; because these EPS targets were not met, Mr. Lynch did not receive a bonus for 2004.

SUBMITTED BY THE
COMPENSATION COMMITTEE
OF THE BOARD OF DIRECTORS
OF SITEL CORPORATION
Rohit M. Desai, Chairman
Mathias J. DeVito
Nigel T. Gourlay

AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors assists the Board in fulfilling its oversight responsibilities. The Audit Committee is composed of five independent directors. The Board of Directors has determined that none of the members of the Audit Committee has a relationship with the Company that may interfere with his independence from the Company and its management.

As described in its charter, the Audit Committee’s primary responsibilities fall into three broad categories:

•       the Audit Committee monitors the preparation of quarterly and annual financial reports by the Company’s management, including discussions with management and the Company’s outside auditors about draft financial statements and key accounting and reporting matters;

•       the Audit Committee is responsible for matters concerning the relationship between the Company and its outside auditors, including their selection, evaluation, and replacement; approving all audit engagement fees and terms, as well as pre-approving any non-audit services to be provided; and determining whether the outside auditors are independent; and

•       the Audit Committee oversees management’s implementation of effective systems of internal controls, including review of policies relating to legal and regulatory compliance, ethics and conflicts of interests; and review of the activities and recommendations of the Company’s internal auditing function.

The Audit Committee has adopted procedures for pre-approval of audit and permitted non-audit services by the Company’s independent auditor. In addition to annually engaging the independent auditor to audit the Company’s consolidated financial statements, the committee must approve all use of the independent auditor for non-audit services before such use. The committee may pre-approve permitted services for a calendar year within a specified dollar limit, by individual project or in the aggregate. The committee may also delegate such pre-approval authorization to any member of the committee. The committee has pre-authorized permitted services not exceeding $25,000 between meetings, a report on which must be communicated to the committee at the next regularly scheduled meeting. The committee requires reports on the status of all pre-approved services at the next regularly scheduled committee meeting. To minimize relationships that could appear to impair the objectivity of the independent auditor, it is the committee’s practice to restrict the permitted non-audit services that may be provided to the Company by the independent auditor primarily to tax services and merger and acquisition due diligence and integration services.

The Audit Committee has implemented procedures to assure that it performs each of its responsibilities under the charter. During the fiscal year ended December 31, 2004, and thereafter through the completion of the audit of the Company’s financial statements for such fiscal year, those procedures included regular meetings with management of the Company and with appropriate representatives of the Company’s independent auditors.

The Audit Committee reviewed and discussed both with management of the Company and with KPMG LLP, the Company’s independent auditors, the Company’s audited financial statements for the fiscal year ended December 31, 2004.

The Audit Committee also discussed with KPMG LLP the matters required to be discussed by Statement on Auditing Standards No. 61, Codification of Statements on Auditing Standards, AU Section 380.

The Audit Committee received the written disclosures and the letter from KPMG LLP required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, and discussed with KPMG LLP its independence.

Based upon the reviews and discussions referred to in the immediately preceding three paragraphs of this proxy statement, the Audit Committee recommended to the Board that the audited financial statements of the Company for the fiscal year ended December 31, 2004, be included in the Company’s Annual Report on Form 10-K for such fiscal year for filing with the Securities and Exchange Commission.

SUBMITTED BY THE
AUDIT COMMITTEE
OF THE BOARD OF DIRECTORS
OF SITEL CORPORATION
George J. Kubat, Chairman
Rohit M. Desai
Mathias J. DeVito
Nigel T. Gourlay
David J. Hanger

INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

The Audit Committee appointed the firm of KPMG LLP to audit the financial statements of the Company and its subsidiaries for the fiscal year ending December 31, 2004. The same firm conducted the examination for fiscal year 2003. The Company’s independent registered public accountants for the year ending December 31, 2005 have not been selected because the Company has not yet solicited proposals from KPMG LLP or any other firm.

A representative of KPMG LLP is expected to be present at the meeting. The representative will be given an opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions.

Audit Firm Fee Summary

The following table shows the fees billed by KPMG LLP for audit services and for audit-related tax and all other services rendered by KPMG LLP which were paid or accrued by the Company in each of the last two years:

	2004	2003
Audit Fees	$1,771,864	$651,000
Audit-Related Fees	58,325	35,000
Tax Fees	322,718	325,000
All Other Fees	30,038	32,000
	$2,182,945	$1,043,000

Audit Fees includes fees for professional services rendered in connection with the audit of the Company’s consolidated financial statements included in its annual report on Form 10-K and to review the Company’s financial statements included in its quarterly reports on Form 10-Q and for professional services in connection with statutory audits or regulatory filings. The increase in KPMG’s Audit Fees for 2004 was primarily due to assisting the Company in its compliance with its obligations under Section 404 of the Sarbanes-Oxley Act and related regulations.

Audit-Related Fees includes fees for employee benefit plan audits, accounting consultation and due diligence assistance.

Tax Fees includes fees for U.S. and international tax advisory, tax planning and tax compliance services and expatriate tax services.

All Other Fees includes fees for certain agreed upon procedures.

2006 STOCKHOLDER PROPOSALS

The date by which stockholder proposals must be received by the Company for inclusion in the proxy materials relating to the 2006 Annual Meeting of Stockholders is December 1, 2005.

The Company’s bylaws set forth certain procedures which a stockholder must follow in order to nominate a director or present any other business at an annual stockholders meeting. Any stockholder may obtain a copy of this provision of the bylaws upon request to the Secretary of the Company. Generally, a stockholder must give timely notice to the Secretary of the Company. To be timely, such notice must be received by the Company not less than 120 days prior to one year after the date of the previous year’s annual meeting proxy statement.

The Nominating/Corporate Governance Committee will consider candidates for nomination as a director recommended by stockholders. In evaluating candidates, regardless of the source of the recommendation, the committee considers the attributes of the candidate (including skills, experience, international versus domestic background, diversity, age, and legal and regulatory requirements) and the needs of the Board.

Nominations are to be sent to:

Corporate Secretary
SITEL Corporation
7277 World Communications Drive
Omaha, Nebraska 68122

The Corporate Secretary will forward nominations to the Nominating/Corporate Governance Committee for consideration. Pursuant to the bylaws, notice of a nomination must include the following information:

About each proposed nominee:

•       name, age, business address, and residence address

•       principal occupation or employment

•       class and number of shares of Company stock beneficially owned

•       any other information about such proposed nominee that is required by law or regulation to be disclosed in solicitations of proxies for the election of directors, and

•       such proposed nominee’s written consent to being named as a nominee and to serve as a director if elected.

About the stockholder giving the notice:

•       name and address, as they appear on the Company’s books,

•       class and number of shares of Company stock beneficially owned

•       description of all arrangements or understandings between such stockholder and each nominee and any other person or persons (naming them) relating to the nomination proposed to be made by such stockholder, and

•       any other information required by law or regulation to be provided by a stockholder intending to nominate a person for election as a director.

OTHER MATTERS

Neither the Board of Directors nor management intends to bring any matter for action at the meeting other than those matters described above. If other matters or proposals should be presented and should properly come before the meeting for action, the persons named in the accompanying proxy will vote upon such matter or proposal in accordance with their best judgment.

SITEL CORPORATION

c/o Equiserve Trust Company

P.O. Box 8694

Edison, NJ 08818-8694

Dear Stockholder:

SITEL Corporation encourages you to take advantage of new and convenient ways to vote your shares.  You can vote your shares electronically through the Internet or telephone.  This eliminates the need to return the proxy card.

To vote your shares electronically, you must use the control number printed in the box above, just below the perforation.  The series of numbers that appear in the box above must be used to access the system.

1.                                       To vote over the telephone:  Using a touch-tone telephone, call 1-877-PRX-VOTE (1-877-779-8683).

2.                                       To vote over the Internet:  Log onto the Internet and go to the web site [http://www/eproxyvote.com/sww].

Your electronic vote authorizes the named proxies in the same manner as if you marked, signed, dated and returned the proxy card.

Your vote is important.  Thank you for voting.

To vote over the Internet:		To vote over the telephone:

Log onto the Internet and	OR	Using a touch tone telephone,
Go to the web site		call 1-877-PRX-VOTE (1-877-779-8683)
[http://www/eproxyvote.com.sww].

If you choose to vote your shares electronically,

there is no need to mail back your proxy card.

FOLD AND DETACH HERE IF YOU ARE RETURNING YOUR VOTED PROXY CARD BY MAIL

☒	Please mark votes as in this example

The Board of Directors recommends a vote “FOR” item 1.

1.  Elect director-nominees:

FOR	WITHHOLD
☐	☐	01. Rohit M. Desai
02. Nigel T. Gourlay
☐
For, except vote withheld from the following nominee(s):

Mark box at right if you plan to attend the Annual Meeting	☐

Mark box at right if an address change	☐

Note: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

SIGNATURE:	DATE:	SIGNATURE:	DATE:

FOLD AND DETACH HERE IF YOU ARE RETURNING YOUR VOTED PROXY CARD BY MAIL

PLEASE VOTE AND SIGN BELOW

THIS PROXY IS SOLICITED BY YOUR BOARD OF DIRECTORS

FOR THE MAY 12, 2005 ANNUAL STOCKHOLDERS MEETING

P R O X Y

The undersigned hereby appoints James F. Lynch and George J. Kubat, and each of them, proxies, with full power of substitution in each of them, for and on behalf of the undersigned to vote as directed and permitted herein, at the annual meeting of stockholders of the Company to be held at the Omaha Marriott, 10220 Regency Circle, Omaha, Nebraska, on May 12, 2005 at 9:30 a.m. Central Daylight Savings Time, and at any postponements or adjournments thereof, upon the matters set forth in the Proxy Statement and, in their judgment and discretion, upon such other business as may properly come before the meeting.

THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE SPECIFIC INDICATION BELOW.  IN THE ABSENCE OF SUCH INDICATION, THIS PROXY WILL BE VOTED FOR ITEM 1.  IF YOU ARE FOR ITEM 1 YOU NEED ONLY SIGN AND DATE THIS PROXY BELOW AND RETURN IT IN THE ENVELOPE PROVIDED.